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                              AGREEMENT FOR
                       CORPORATE FINANCE SERVICES

     THIS AGREEMENT is entered into on this June 3, 1998, between Pacific Continental Securities Corp., a California corporation, hereinafter, Pacific, with its principal place of business at 8484 Wilshire Boulevard, Suite 744, Beverly Hills, California 90211, and UniView Technologies
Corp. with their principal place of business at 10911 Petal Street, Dallas, TX 75238.

     HEREINAFTER, UniView Technologies Corp. and Pacific are collectively referred to as "Parties" and singularly as "Party."

      WHEREAS, Pacific is engaged in performing various corporate finance services as hereinafter specified;

      WHEREAS, UniView Technologies Corp. desires to engage Pacific for the purpose of arranging financing for its business;

      WHEREAS, the Parties desire to set forth the terms and conditions under which the said services shall be performed;

      NOW, THEREFORE, in consideration of these promises and of mutual covenants herein, the Parties hereto agree as follows:

ARTICLE I - SCOPE OF SERVICES

      Pacific agrees to perform for UniView Technologies Corp. any or all of the corporate finance services set forth below:

     1) On a best efforts basis, secure financing from a Qualified Institutional Buyer(s) (the Investor(s)) to invest up to US$8 million pursuant to Regulation D under the Securities Act of 1933.

     2) The financing of up to US$8 million defined in a term sheet attached hereto as Exhibit A or as otherwise agreed to between UniView Technologies Corp. and any investor.

The scope of services to be performed shall not be materially different from or more or less extensive than those referenced above unless such modifications are reduced to writing and signed by authorized representatives of UniView Technologies Corp. and Pacific.
ARTICLE II - PERIOD OF PERFORMANCE

      The period of performance under this Agreement shall be for a primary term of seven (7) business days from the date hereof; however, once the investor(s) has committed, shall be extended until June 24, 1998 to complete a definitive agreement(s).

ARTICLE III - COMPENSATION

      As full consideration for the performance of services described herein, UniView Technologies Corp. shall pay Pacific compensation as follows:

     1) An underwriting fee of 6% of the total amount raised due upon acceptance of a written commitment and payable upon closing of the transaction.
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     2)   200,000 five year warrants at 125% of the average closing bid price for the five trading days prior to the date of closing the transaction per traunch.

     3) Reimbursement of attorney's fees not to exceed $10,000 upon completion of the placement to be deducted from the proceeds.

ARTICLE IV - NON-CIRCUMVENTION

      UniView Technologies Corp. agrees not to circumvent Pacific with respect to future private placement investments made into UniView Technologies Corp. by investors introduced to UniView Technologies Corp. by Pacific.

ARTICLE V - CONFIDENTIAL INFORMATION

      All the UniView Technologies Corp. company information furnished to Pacific by UniView Technologies Corp. or prepared by Pacific in connection with this Agreement is confidential and shall be and remain the property of UniView Technologies Corp., and may not be copied or otherwise reproduced or used in any way, except in connection with the services performed under this Agreement, or disclosed to third parties or used in any manner detrimental to the interests of UniView Technologies Corp., unless expressly approved by UniView Technologies Corp. in writing.

ARTICLE VI - ACCURACY OF INFORMATION

     UniView Technologies Corp. warrants and represents that, to the best of its knowledge, all information supplied to Pacific shall be complete, true and correct and shall not omit to state any material facts necessary to such information and shall not be misleading. UniView Technologies Corp. further covenants that it shall remain at all times in material compliance with State, Federal or other laws to which it may be subject.

       All arrangements listed above shall include any of UniView Technologies Corp.'s affiliates, licenses, franchises, associations, US subsidiaries, domestic or foreign corporations joint ventures, affiliated individuals partnerships corporations, trusts, or any such other individual or entity directly or indirectly related to UniView Technololgies Corp. which may receive the benefit of the above referenced services.

ARTICLE VII - REPRESENTATIVE AND NOTICES

      Notices provided for hereunder may be served personally to the UniView Technologies Corp. representative executing this Agreement and Pacific's representative executing this agreement, at their respective places of business or by registered mail to the address of each Party shown on the face hereof.
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ARTICLE VIII - ARBITRATION

      Any controversy or claim arising out of or relating to this agreement, or the breach thereof, may be settled by arbitration in the city of Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect. The prevailing party shall be entitled to costs and attorneys' fees. Such judgment upon the award rendered therein may be entered in any Court having jurisdiction thereof.

ARTICLE IX - ENTIRE AGREEMENT

      This Agreement constitutes the entire Agreement between UniView Technologies Corp. and Pacific relating to providing financial services. It shall be binding upon both Parties and their respective successors, assigns, and executors. It supersedes all prior or contemporaneous communication, representations or agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those herein expressed. No agreement hereafter made between the Parties shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound thereby.

This Agreement shall in all respects be interpreted and construed and the rights of the Parties hereto shall be governed by the laws of the State of California.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

                              PACIFIC CONTINENTAL SECURITIES
                              CORPORATION
                              (a California Corporation)

Date: 6/3/98                  By:/s/  Matthew Littauer
                              Title:  President

Date: 6/4/98                  UniView Technologies Corp.
                              (a Texas Corporation)

                              By:/s/  Pat Custer
                              Title:  President
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EXHIBIT A
                           Proposed Term Sheet
               uniView Technologies Corp. (NASDAQ):  UVEW
              (5% Convertible Preferred Private Placement)

Securities:
The Securities shall consist of an aggregate amount of 5% Convertible Preferred of three year term with mandatory conversion at end of term. Securities convertible into the common stock of UVEW ("Company") equal to an amount of up to $8,000,000 in four traunches of $2,000,000 each separated by three months pursuant to Regulation D under the Securities Act of 1933.

Investors:
(QIB's) Qualified institutional buyers (domestic U.S. funds with assets exceeding $100 million) approved by UVEW.

Conversion:
The Investor may, anytime after three (3) months from the date of closing of the transaction, convert the Preferred shares to common stock of UVEW, subject to the Anti-dilution paragraph contained herein.

Conversion Price:
The conversion price will equal the lesser of:

     1)   The Fixed Strike Price (defined below)

     or

     2) 100% of the average of the five lowest closing prices for 15 consecutive trading days immediately preceding the date of conversion.

Fixed Strike Price:
A fixed strike shall be set equal to 110% of the average closing price of the common stock for the 15 trading days immediately preceding the date of closing.

Dividend:
Annual dividend of 5% payable semiannually in cash or stock at Company's discretion.
SEC Registration:
The issuer agrees to register all shares of common stock issuable with the SEC in respect to the Preferred, for the resale. If the shares of common stock are not registered within three months from closing, Company shall pay a penalty of 2% per month in cash or stock, at Company's discretion, for each 30 day period the stock remains unregistered beyond the initial three month period, up to a maximum penalty of 6%. After four months, Company must redeem all remaining principal plus 10% interest.

Antidilution:
Restriction on conversion of no more than 20% of the original purchase amount in any one month. For example, 20% is convertible in month four, 20% in month five, etc. Each issue fully convertible eight months after closing.
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Redemption Provision:
If Company receives a conversion notice with conversion price less than the Fixed Strike Price, Company may redeem securities served for conversion in cash at a price equivalent to the return expected from conversion into stock or 15% interest, plus any accrued dividends. Redemption may be in whole or in part.

Placement Fees:
Company shall pay to Pacific Continental Securities Corp. (placement agent) a fee equal to 6% of the total proceeds raised in cash and 200,000 five-year warrants exercisable at 125% of the average closing market price for 15 days prior to closing per traunch.

Closing:
Letter of commitment on first traunch shall occur no later than June 16, 1998.

Funding:
Funding of each traunch shall be within two (2) business days of closing, by wire transfer of
100% of the proceeds less fees into Company designated account.